EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:

Mary Kerr Vice President Public and Investor Relations (717) 751-3071 mkerr@bonton.com
THE BON-TON STORES, INC. ANNOUNCES BUD BERGREN WILL
TRANSITION FROM CEO TO CHAIRMAN OF THE BOARD
York, PA, November 14, 2011 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that Bud Bergren, age 65, has stated his intention to retire as President and Chief Executive Officer. Mr. Bergren will remain in his current position until the search for and hiring of a new chief executive officer is completed and an orderly transition has taken place. When a new chief executive officer is hired, Mr. Bergren, who is a current member of the Board of Directors, will transition to the position of Chairman of the Board of Directors of the Company. Upon Mr. Bergren’s transition to Chairman of the Board, Tim Grumbacher will step down as Executive Chairman and remain a member of the Board, continuing his focus on the strategic long-term direction of the Company. The transition of Mr. Bergren to Chairman of the Board is in accordance with the Board of Directors’ succession plan.
Mr. Bergren has been President and Chief Executive Officer of Bon-Ton since August 2004. He joined the Company in November 2003 in conjunction with the Company’s acquisition of The Elder-Beerman Stores Corp., where he served as President and Chief Executive Officer from February 2002 through August 2004. He was appointed Vice Chairman of Bon-Ton in November 2003. Prior to joining Elder-Beerman, Mr. Bergren served in various positions with Belk Stores, Inc., including as Chairman of a division.
Mr. Grumbacher stated, “The Board of Directors and I would personally like to thank Bud for his many accomplishments and dedicated service. Bud has been instrumental in growing the Company since he came on board as President and Chief Executive Officer in 2004. We were extremely fortunate at the time of the Elder-Beerman acquisition in 2003 that Bud made the decision to accept our offer to become a member of our senior management team. He has been an outstanding leader through good times and challenging times. I admire the enthusiasm and energy he brings to the Bon-Ton team every day in executing our vision for the future of this Company. The Board of Directors and I are thrilled Bud has decided to continue to work with the Company as Chairman of our Board of Directors. I look forward to working with Bud in his new position.”
Bud Bergren commented, “I could not have asked for more from our management team and our Board of Directors than the dedication and trust that has been extended to me. I am excited about taking on my new role as Chairman of the Board of Directors of Bon-Ton. Until we appoint the new Chief Executive Officer, I will be focused on and actively engaged in the continued roll-out of our strategic initiatives and the strengthening of the operations of our Company. I look forward to working with our new CEO to capitalize on the significant opportunities this Company has to grow and deliver improved profitability. I want to thank the Board of Directors and Tim for their support and confidence.”
The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 276 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators; Mr. Bergren’s continued willingness to serve as chief executive officer; and the successful search for a new chief executive officer. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
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